UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 1, 2015

Zonzia Media, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	002-75313	84-0871427

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

74 N. Pecos Road, Suite D, Henderson, NV		89074

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 463-8528

Zonzia Media, Inc.

(Former Name, Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 1, 2015, Leslie Greif resigned from the Board of Directors of Zonzia Media, Inc. (the “Company”) under circumstances not involving a disagreement with the Company.

Item 8.01 Other Events.

On April 5, 2015, the Company appointed Charles “Roc” Dutton as a member of the Company’s Board of Advisors.

Charles “Roc” Dutton – Member of the Company’s Board of Advisors

Mr. Dutton made his Broadway debut in 1984 in August Wilson's Ma Rainey's Black Bottom, winning a Theatre World Award and a Tony Award nomination for Best Actor. In 1988, Mr. Dutton played a killer in the television miniseries The Murder of Mary Phagan opposite Jack Lemmon and Kevin Spacey. 1990 brought him a second Best Actor Tony nomination for his role in The Piano Lesson. From 1991-1994, he starred in the Fox television series Roc. Mr. Dutton co-starred in Alien 3, the debut film of director David Fincher, then co-starred in 1993's Rudy.

Mr. Dutton won Outstanding Guest Actor Emmy Awards in 2002 and 2003 for his roles in The Practice and Without a Trace. Mr. Dutton gained acclaim for his comedy show Roc shown on FOX television (but produced by HBO) from 1991–1994, especially mid-run when the show was broadcast live. His work in this role won him a NAACP Image Award.

In 2000, Mr. Dutton directed the HBO miniseries The Corner. The miniseries was close to his heart for Mr. Dutton grew up on the streets of East Baltimore. It was adapted from The Corner: A Year in the Life of an Inner-City Neighborhood (Broadway Books, 1997) by David Simon (a reporter for the Baltimore Sun) and Ed Burns (a retired Baltimore homicide detective). The Corner won several Emmys in 2000, including Best Miniseries. Mr. Dutton won for his direction of the miniseries.

On February 14, 2013 Mr. Dutton returned to TV in Zero Hour playing the role of a priest. In 2013, Mr. Dutton played Detective Margolis in the horror film The Monkey's Paw.

Mr. Dutton earned a master's degree in acting from the Yale School of Drama.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zonzia Media, Inc.

Date: April 7, 2015	By:	/s/ Myles A. Pressey III
Name: Myles A. Pressey III
Title: Interim Chief Executive Officer